Exhibit 5.1

                           August 8, 2008

Employers Holdings, Inc.
10375 Professional Circle
Reno, NV 89521

Re:	Employers Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer & General Counsel of Employers Holdings, Inc., a Nevada corporation (the "Company"), and as such, I have acted as counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), on August 8, 2008, relating to the registration by the Company of 2,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), authorized for issuance pursuant to the Amended and Restated Employers Holdings, Inc. Equity and Incentive Plan (the "Plan"). I express no opinion as to any instrument or document incorporated by reference into the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction of the following: (i) the Plan; (ii) the Registration Statement in the form to be filed with the Commission on the date hereof; (iii) the Amended and Restated Articles of Incorporation of the Company, dated as of February 5, 2007 and currently in effect, certified by the Secretary of State of the State of Nevada; (iv) the Amended and Restated By-Laws of the Company, dated as of March 28, 2007 and currently in effect (the "By-Laws"); (v) a certificate, dated as of August 6, 2008, from the Secretary of State of the State of Nevada, and a telephonic bring down thereof, dated as of August 8, 2008, as to the existence and good standing in the State of Nevada of the Company; (vi) resolutions of the Board of Directors of the Company, adopted March 20, 2008, relating to the Plan and filing of the Registration Statement; (vii) the Decision and Order of the Commissioner of the Division of Insurance of the State of Nevada Department of Business and Industry relating to the conversion of EIG Mutual Holding Company, a Nevada mutual holding company ("EIG Mutual"), into the Company, issued on November 29, 2006; and (viii) the Decision and Order of the Commissioner of the Division of Insurance of the State of Nevada Department of Business and Industry relating to the conversion of EIG Mutual into the Company, issued on January 13, 2007.  I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my

Employers Holdings, Inc.
August 8, 2008

examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, I have assumed that each agreement setting forth the terms of each grant of options or other awards under the Plan is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto and such parties' obligations set forth therein are legal, valid and binding.

I do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.

Based on and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the Plan participants as contemplated by the Plan and in accordance with the terms and conditions of the Plan and the applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lenard T. Ormsby
Lenard T. Ormsby, Esq.
Executive Vice President, Chief Legal Officer and General Counsel